Exhibit 10.1

AMENDMENT NO. 2 TO

VEECO INSTRUMENTS INC.

FIRST AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

Effective on May 7, 2004

Section 3.02(a) of the Veeco Instruments Inc. First Amended and Restated Employee Stock Purchase Plan, as amended (the “Plan”), is hereby amended to read, in its entirety, as follows:

3.02                        Number of Shares Subject to Plan

(a)                                  The total number of shares of Stock available for Offerings under the Plan shall be 2,000,000 shares, subject to adjustment as set forth in paragraph (b) below. Such Stock may be authorized and unissued shares, treasury shares, or shares previously issued and reacquired by the Company. Any shares for which an Offering to purchase expires or is terminated or canceled may again be made subject to Offerings under the Plan.

*    *    *    *    *

This Amendment was approved by Veeco’s Board of Directors on March 30, 2004, and by its stockholders on May 7, 2004.